EXHIBIT 99.1

Press contact:	Financial contact:
Tim Powers	Stacey Fitzgerald
RSA Security Inc.	RSA Security Inc.
(781) 515-6212	(781) 515-6021
tpowers@rsasecurity.com	investor@rsasecurity.com

For Immediate Release

RSA Security Announces First Quarter Results

Company Generates 17% Revenue Growth and Earnings Per Share of $0.10;
Financial Results and Guidance for Second Quarter to be Discussed on Conference
Call Today at 4:30 p.m. E.S.T

BEDFORD, Mass., April 22, 2004 – RSA Security Inc. (NASDAQ: RSAS) today reported financial results for the first quarter ended March 31, 2004.

Revenue for the first quarter of 2004 increased 17 percent to $72.0 million from $61.3 million for the first quarter of 2003. Net income for the first quarter of 2004 increased 270 percent to $6.5 million, or $0.10 per diluted share, from $1.7 million, or $0.03 per diluted share, for the comparable period a year ago.

Financial Highlights

•	Revenue: RSA Security posted its eighth consecutive quarter of sequential revenue growth in the first quarter, driven primarily by increased shipments of RSA SecurID® authenticators. The Company’s book-to-bill ratio for the first quarter was 1.0 to 1. RSA Security closed the quarter with approximately $13 million in backlog and $38.6 million in deferred revenue. These figures compare with approximately $8 million of backlog and $31.1 million of deferred revenue in the year ago quarter.

•	Net Income: RSA Security’s earnings increased for the fifth consecutive quarter to $6.5 million for the first quarter of 2004. The Company’s operating margin, meanwhile, expanded to 13.2% from 4.9% in the year-ago quarter. The Company achieved this result by growing revenue and managing expenses.

•	Cash Position: The Company’s cash and marketable securities increased for the tenth consecutive quarter to $219.0 million on March 31, 2004. This compares with $207.3 million on December 31, 2003 and $115.4 million on March 31, 2003.

Operational Highlights

•	Customer Base: RSA Security shipped product to more than 5,200 customers in the first quarter, including 850 new customers. Sales to small and mid-sized companies continued to increase as a result of growing interest in the Company’s strong authentication products.

•	RSA® Conference: Attendance at RSA® Conference 2004 San Francisco increased by 25% year over year, with more than 10,300 professionals participating in this year’s event. Strong authentication was the leading theme at this year’s event, with highlights including a keynote presentation by Bill Gates of Microsoft. The Company plans to hold additional conferences in Japan and Spain later this year.

•	Partnerships: In February, the Company announced RSA SecurID® for Microsoft® Windows® solution, which is intended to enable enterprises to use RSA Security’s RSA SecurID® products within the enterprise, replacing weak passwords in the Windows login process with strong two factor authentication. The solution is the result of a close relationship between the two companies and leverages RSA Security’s strength in strong authentication for remote access. The product is currently slated for shipment in the third quarter of 2004.

•	Identity and Access Management: Revenue for the Company’s RSA ClearTrust® product line increased by 27% sequentially, due in large part to the launch of RSA ClearTrust® 5.5 software in 2003. The Company’s first quarter customer wins include Premier Insurance, Overnite Transportation, Sherwin-Williams and AMS, and reflect the product’s functionality advantages, including the Federated Identity Module.

“Demand for RSA Security’s products remained strong in the first quarter, enabling us to continue increasing revenue during this typically seasonally slower period,” said Art Coviello, president and chief executive officer. “Many of our existing enterprise customers expanded their deployment of our technology during the quarter, and adoption of our solutions among small and mid-size businesses continued to increase. In addition to RSA Security’s top-line success, we demonstrated ongoing leverage in our operating model by generating strong margins, cash flow and profitability in the first quarter.”

Second Quarter Business Outlook

RSA Security’s financial guidance for the second quarter of 2004 assumes no material change in the global IT spending environment. This guidance is current as of today only, and is based upon the Company’s expectation of an effective tax rate of approximately 20 percent for 2004. RSA Security undertakes no obligation to update its estimates:

•	Total revenue in the range of $71 million to $74 million, or 12 percent to 17 percent year-over-year growth.

•	Diluted earnings per share in the range of $0.09 to $0.11, compared to $0.05 earnings per share a year ago.

Conference Call Details

In conjunction with this announcement, RSA Security will host a conference call today at 4:30 p.m. (EST) to discuss the Company’s financial results and provide a business update. To access this call, dial (800) 361-0912 or (913) 981-5559. A replay of this conference call will be available for seven days at (888) 203-1112 or (719) 457-0820. Both live and replay numbers have a passcode of 101834.

In addition, a live webcast of this conference call will be available on the “Investor” page of the Company’s web site (www.rsasecurity.com). A replay of this webcast will be available for approximately three months.

About RSA Security Inc.

With over 14,000 customers around the globe, RSA Security provides interoperable solutions for establishing online identities, access rights and privileges for people, applications and devices. Built to work seamlessly and transparently in complex environments, the Company’s comprehensive portfolio of identity and access management solutions — including authentication, Web access management and developer solutions — is designed to allow customers to confidently exploit new technologies for competitive advantage. RSA Security’s strong reputation is built on its history of ingenuity and leadership, proven technologies and long-standing relationships with more than 1,000 technology partners. For more information, please visit www.rsasecurity.com.

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RSA, SecurID and ClearTrust are either registered trademarks or trademarks of RSA Security Inc. in the United States and/or other countries. Microsoft and Windows are either registered trademarks or trademarks of Microsoft Corporation in the United States and/or other countries. All other products and services mentioned are trademarks of their respective companies.

This press release contains forward-looking statements regarding RSA Security’s financial guidance for the second quarter of 2004, release date for the RSA SecurID for Microsoft® Windows® solution, and planned RSA Conferences in Europe and Japan. These statements involve a number of risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, including the current weakness in the global economy, changes in our operating expenses, the timing of the introduction or enhancement of our products and our competitors’ and strategic partners’ products, changes in product pricing, including changes in competitors’ pricing policies, development and performance of our direct and indirect distribution channels, delays in product development, competitive pressures, changes in customer and market requirements and standards, market acceptance of new products and technologies, technological changes in the computer industry, and the risk factors detailed from time to time in RSA Security’s periodic reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, RSA Security’s Annual Report on Form 10-K filed on March 8, 2004.

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2004	2003
Revenue
Products	$55,198	$45,557
Maintenance and professional services	16,770	15,707

Total revenue	71,968	61,264

Cost of revenue
Products	8,221	8,051
Maintenance and professional services	5,605	5,131

Total cost of revenue	13,826	13,182

Gross profit	58,142	48,082

Costs and expenses
Research and development	14,709	12,674
Marketing and selling	26,327	22,886
General and administrative	7,573	9,516

Total	48,609	45,076

Income from operations	9,533	3,006
Interest expense and other	(1,345)	(1,850)
(Loss) income from investing activities	(119)	1,515

Income before provision for income taxes	8,069	2,671
Provision for income taxes	1,614	927

Net income	$6,455	$1,744

Basic earnings per share
Per share amount	$0.11	$0.03

Weighted average shares	61,177	57,263

Diluted earnings per share
Per share amount	$0.10	$0.03

Weighted average shares	61,177	57,263
Effect of dilutive equity instruments	4,369	1,823

Adjusted weighted average shares	65,546	59,086

Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$186,115	$207,323
Marketable securities	32,894	—
Accounts receivable (less allowance for doubtful accounts of $1,814 in 2004 and $1,849 in 2003)	38,548	34,085
Inventory	3,470	4,011
Prepaid expenses and other assets	4,295	6,641
Refundable income taxes	9,216	11,062
Deferred taxes	2,933	2,942

Total current assets	277,471	266,064

Property and equipment, net	67,639	68,149
Other assets
Goodwill, net	189,260	189,260
Other	6,676	6,879

Total other assets	195,936	196,139

Total assets	$541,046	$530,352

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Convertible debentures	$79,231	$78,877
Accounts payable	8,862	8,021
Accrued payroll and related benefits	10,366	16,246
Accrued expenses and other liabilities	18,392	19,730
Current portion of accrued restructurings	8,225	9,043
Income taxes accrued and payable	28,393	29,128
Deferred revenue	38,590	34,625

Total current liabilities	192,059	195,670

Deferred taxes, long-term	7,046	7,046
Accrued restructurings, long-term	17,095	18,861

Total liabilities	216,200	221,577

Stockholders’ equity	324,846	308,775

Total liabilities and shareholders’ equity	$541,046	$530,352

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2004	2003
Cash flows from operating activities
Net income	$6,455	$1,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,964	3,386
Tax benefit from exercise of stock options	2,035	169
Amortization of convertible debentures deferred financing costs	401	401
Non cash warrant accretion	354	348
Income from investing activities	—	(1,508)
Decrease (increase) in Crosby Finance, LLC fair value	119	(7)
Increase (decrease) in cash from changes in:
Accounts receivable	(4,400)	7,292
Inventory	542	424
Prepaid expenses and other assets	2,488	(2,194)
Accounts payable	729	3,237
Accrued payroll and related benefits	(5,853)	(2,390)
Accrued expenses and other liabilities	(1,368)	(1,002)
Accrued restructurings	(2,583)	(3,293)
Refundable income taxes and income taxes accrued and payable	1,099	442
Deferred revenue	3,965	(2,654)

Net cash provided by operating activities	6,947	4,395

Cash flows from investing activities
Purchase of marketable securities	(32,870)	—
Purchases of property and equipment	(1,451)	(518)
Sales of investments	—	3,009
Acquisitions and related proceeds	—	3,370
Other	(398)	114

Net cash (used for) provided by investing activities	(34,719)	5,975

Cash flows from financing activities
Proceeds from exercise of stock options and purchase plans	7,204	2,303

Net cash provided by financing activities	7,204	2,303

Effect of exchange rate changes on cash and cash equivalents	(640)	(287)

Net (decrease) increase in cash and cash equivalents	(21,208)	12,386
Cash and cash equivalents, beginning of period	207,323	103,030

Cash and cash equivalents, end of period	$186,115	$115,416

Supplemental Financial Data
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,	June 30,	Sept 30,	Dec 31,	March 31,
	2003	2003	2003	2003	2004
Revenue
Enterprise solutions	$55,412	$58,335	$57,114	$64,878	$66,601
Developer solutions	5,852	5,067	7,348	5,860	5,367

Total	$61,264	$63,402	$64,462	$70,738	$71,968

Enterprise solutions	90%	92%	89%	92%	93%
Developer solutions	10%	8%	11%	8%	7%

Total	100%	100%	100%	100%	100%

Products	$45,557	$47,063	$47,810	$53,234	$55,198
Maintenance and professional services	15,707	16,339	16,652	17,504	16,770

Total	$61,264	$63,402	$64,462	$70,738	$71,968

Products	74%	74%	74%	75%	77%
Maintenance and professional services	26%	26%	26%	25%	23%

Total	100%	100%	100%	100%	100%

Domestic	$37,927	$37,445	$37,581	$42,069	$40,467
International	23,337	25,957	26,881	28,669	31,501

Total	$61,264	$63,402	$64,462	$70,738	$71,968

Domestic	62%	59%	58%	59%	56%
International	38%	41%	42%	41%	44%

Total	100%	100%	100%	100%	100%

Statements of Operations Data
Gross profit	$48,082	$50,380	$51,524	$56,667	$58,142
Gross margin	78.5%	79.5%	79.9%	80.1%	80.8%
Total operating expenses	$45,076	$44,808	$44,953	$46,866	$48,609
Income from operations	$3,006	$5,572	$6,571	$9,801	$9,533
Operating margin (1)	4.9%	8.8%	10.2%	13.9%	13.2%
Interest expense and other	$(1,850)	$(1,869)	$(1,790)	$(2,452)	$(1,345)
Income (loss) from investing activities	$1,515	$47	$(74)	$80	$(119)
Provision for income taxes	$927	$520	$1,059	$1,214	$1,614
Net income	$1,744	$3,230	$3,648	$6,214	$6,455
Diluted earnings per share	$0.03	$0.05	$0.06	$0.10	$0.10
Other Financial Data
Gross margin – products	82.3%	83.8%	83.8%	83.2%	85.2%
Gross margin – maintenance and professional services	67.4%	67.0%	68.8%	70.5%	66.6%
Authenticators shipped	699,000	744,000	764,000	829,000	901,000
Average selling price per authenticator	$42	$42	$41	$42	$41
Cash and cash equivalents and marketable securities	$115,416	$129,432	$191,183	$207,323	$219,009
Deferred revenue balance	$31,129	$32,514	$31,186	$34,625	$38,590
Book to bill ratio (2)	1.0	1.1	1.0	1.1	1.0
Day sales outstanding (DSO) (3)	44	39	45	44	49
Current ratio	1.9	2.0	2.1	1.4	1.4
Debt to equity ratio	0.3	0.3	0.3	0.3	0.3

(1)	Operating margin is equal to total income from operations as a percentage of total revenue for the period presented.

(2)	The book to bill ratio is equal to the ratio of total orders booked for the period as compared to total revenue for the period.

(3)	Restated to conform to current period presentation.